EXHIBIT 10.28

ASSET PURCHASE AGREEMENT

By and Between

INVITROGEN CORPORATION

and

CIPHERGEN BIOSYSTEMS, INC.

Dated as of June 25, 2001

1.	Sale and Delivery of the Assets

	1.1	Delivery of the Assets
	1.2	Further Assurances
	1.3	Purchase Price
	1.4	Assumption of Liabilities; Etc
	1.5	Allocation of Purchase Price
	1.6	The Closing

2.	Representations of the Seller

	2.1	Organization
	2.2	Capitalization of BSA and BSG
	2.3	Authorization; Consents and Approvals; No Violations
	2.4	Ownership and Condition of the Assets
	2.5	Reports and Financial Statements
	2.6	Absence of Undisclosed Liabilities
	2.7	Litigation
	2.8	Inventory
	2.9	Fixed Assets
	2.10	Leases
	2.11	Change in Financial Condition and Assets
	2.12	Tax Matters
	2.13	Accounts Receivable
	2.14	Contracts and Commitments
	2.15	Compliance with Agreements and Laws
	2.16	Employee Relations and Benefit Plans
	2.17	Customers
	2.18	Suppliers
	2.19	Names and Other Intangible Property
	2.20	Real Estate
	2.21	Powers of Attorney
	2.22	Brokers
	2.23	No Illegal or Improper Transactions
	2.24	Environmental Matters
	2.25	Product Warranties; Liabilities
	2.26	Bankruptcy
	2.27	Insurance
	2.28	Books and Records

3.	Representations of the Buyer

	3.1	Organization and Authority
	3.2	Authorization
	3.3	No Conflicts; Consents
	3.4	Brokers

4.	Access to Information; Confidentiality; Public Announcements

	4.1	Access to Management, Properties and Records
	4.2	Confidentiality
	4.3	Public Announcements

5.	Pre-Closing Covenants of the Seller

	5.1	Conduct of Business
	5.2	Absence of Material Changes
	5.3	Taxes
	5.4	Communication with Customers and Suppliers
	5.5	Compliance with Laws
	5.6	Continuing Obligation to Inform

6.	Reasonable Best Efforts to Obtain Satisfaction of Conditions

7.	Employment Matters

8.	Conditions to Obligations of the Buyer

	8.1	Continued Truth of Representations and Warranties of the Seller; Compliance with Covenants and Obligations
	8.2	Corporate Proceedings
	8.3	Consents of Third Parties
	8.4	Adverse Proceedings
	8.5	Update
	8.6	Closing Deliveries
	8.7	Closing Balance Sheet
	8.8	Collaboration Agreement
	8.9	Opinion of Works Council
	8.10	Governmental Approvals

9.	Conditions to Obligations of the Seller

	9.1	Continued Truth of Representations and Warranties of the Buyer; Compliance with Covenants and Obligations
	9.2	Corporate Proceedings
	9.3	Consents of Third Parties
	9.4	Adverse Proceedings
	9.5	Closing Deliveries
	9.6	Collaboration Agreement
	9.7	Opinion of Works Council
	9.8	Governmental Approvals

10.	Termination of Representations and Warranties

11.	Post-Closing Agreements

	11.1	Proprietary Information
	11.2	No Solicitation or Hiring of Former Employees
	11.3	Non-Competition Agreement
	11.4	Use of Name
	11.5	Cooperation in Litigation
	11.6	Access to Books and Records
	11.7	Intangible Property Cooperation
	11.8	Beckman Obligations

12.	Termination of Agreement

	12.1	Termination by Lapse of Time
	12.2	Termination by Agreement of the Parties
	12.3	Termination by Buyer or Seller By Reason of Breach
	12.4	Effect of Termination

13.	Fees and Expenses

14.	Indemnification

	14.1	Survival of Representations and Warranties
	14.2	Indemnification Provisions for Benefit of Buyer
	14.3	Indemnification Provisions for Benefit of Seller
	14.4	Matters Involving Third Parties
	14.5	Adjustments to Indemnification Payments
	14.6	Mitigation of Loss
	14.7	Remedies

15.	Transfer and Sales Tax

16.	Notices

17.	Successors and Assigns

18.	Entire Agreement; Amendments; Attachments

19.	Governing Law

20.	Section Heading

21.	Severability

22.	Counterparts

23.	No Third Party Beneficiaries

24.	Translations

INDEX OF EXHIBITS

Exhibit A          Instrument of Assumption

Exhibit B           Current Balance Sheet

Exhibit C           Bill of Sale

Exhibit D           Beckman Obligations

Exhibit E           Bill of Sale

INDEX OF SCHEDULES

SCHEDULE 1.1 (b)(i)	Excluded Assets
SCHEDULE 1.4 (a)(i)	Assumed Liabilities/Accounts, Accounts Payable and Accrued Expenses
SCHEDULE 1.4 (a)(ii)	Assumed Liabilities/Contracts
SCHEDULE 1.4 (a)(iii)	Assumed Liabilities /Other Liabilities and Obligations
SCHEDULE 1.5	Allocation of Purchase Price
SCHEDULE 2.3	Consents and Approvals
SCHEDULE 2.4(a)	Ownership and Condition of the Assets/Encumbrances
SCHEDULE 2.4(b)	Ownership of the Assets/Permitted Encumbrances
SCHEDULE 2.6	Absence of Undisclosed Liabilities
SCHEDULE 2.7	Litigation
SCHEDULE 2.8	Inventory
SCHEDULE 2.9	Fixed Assets
SCHEDULE 2.10	Leases
SCHEDULE 2.11	Change in Financial Condition and Assets
SCHEDULE 2.12	Tax Matters
SCHEDULE 2.13	Accounts Receivable
SCHEDULE 2.14	Contracts and Commitments
SCHEDULE 2.15	Compliance with Agreements and Laws
SCHEDULE 2.16(a)	Employees
SCHEDULE 2.16(b)	Employee Relations and Benefit Plans
SCHEDULE 2.17	Customers
SCHEDULE 2.18	Suppliers
SCHEDULE 2.19(a)	Intangible Property
SCHEDULE 2.19(b)	Non-Exclusive Intangible Property
SCHEDULE 2.19(c)	Names
SCHEDULE 2.21	Powers of Attorney
SCHEDULE 2.27	Insurance Policies
SCHEDULE 3.2	Consents and Approvals

ASSET PURCHASE AGREEMENT

             Asset Purchase Agreement (this “Agreement”) made as of the 25th day of June, 2001 by and between Invitrogen Corporation, a Delaware corporation with its principal office at 1600 Faraday Avenue, Carlsbad, California 92008 (the “Seller”), and Ciphergen Biosystems, Inc., a Delaware corporation with its principal office at 6611 Dumbarton Circle, Fremont, California  94555 (the “Buyer”).

Preliminary Statement

             The Buyer desires to purchase, and the Seller desires to sell, the business of the Seller which is conducted under the name “BioSepra”, including but not limited to the manufacture and sale of chromatographic media for process scale chromatographic purification of proteins (including any such business conducted through subsidiaries) (collectively, the “Business”), together with substantially all of the assets held directly or indirectly by Seller solely for use in the Business, for the consideration set forth below and the assumption of certain of the Seller’s liabilities set forth below, subject to the terms and conditions of this Agreement.

             NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

             1.          Sale and Delivery of the Assets.

                           1.1        Delivery of the Assets.

                                        (a)         Subject to and upon the terms and conditions of this Agreement, at the closing of the transactions contemplated by this Agreement (the “Closing”), the Seller shall sell, transfer, convey, assign and deliver to the Buyer, and the Buyer shall purchase from the Seller, the following properties, assets and other claims, rights and interests of the Seller which relate to or are used or held for use solely in connection with the Business:

                                                     (i)          all inventories of finished goods and packaging materials and similar items of the Seller which exist on the Closing Date (as defined below);

                                                     (ii)         all prepaid expenses, advance payments and security deposits existing on the Closing Date;

                                                     (iii)        all rights and benefits under the Contracts (as defined below) set forth on Schedule 2.14 attached hereto (collectively, the “Assumed Contracts”);

                                                     (iv)       all operating data and records, including without limitation, books (other than corporate minute and stock record books), records and accounts, correspondence, research and development files, drug master files, production records, technical, accounting, manufacturing, quality control and procedural manuals, customer lists, customer complaint files, sales and marketing literature, purchase orders and invoices and employment records;

                                                     (v)        all of Seller’s right, title and interest in and to all of the outstanding shares of capital stock, with any dividends pertaining to the 2001 fiscal year and all subsequent fiscal years attached, of BioSepra, S.A. (the “BSA Shares”), a subsidiary of the Seller (“BSA”);

                                                     (vi)       all of Seller’s right, title and interest in and to the intangible property which is listed on Schedule 2.19(a) attached hereto (collectively, the “Intangible Property”);

                                                     (vii)      the name and all goodwill associated with the name “BioSepra” and all other tradenames and trademarks of Seller used solely in the Business, including without limitation all of Seller’s right, title and interest in the Intangible Property listed on Schedule 2.19(a);

                                                     (viii)     the toll-free telephone number (800) 752–5277;

                                                     (ix)        all rights to the Internet website address http://www.biosepra.com;

                                                     (x)         all rights, claims, warranty rights or other similar rights of the Seller, under express or implied warranties from suppliers;

                                                     (xi)        all non-competition agreements in favor of the Seller; and

                                                     (xii)       except as provided in Section 1.1(b) hereof,  all other assets, properties, claims, rights and interests of the Seller which exist on the Closing Date, of every kind and nature and description, whether tangible or intangible, real, personal or mixed, wherever located, which relate to or are used or held for use solely in connection with the Business.

                                        (b)        Notwithstanding the provisions of paragraph (a) above, the assets, properties, claims, rights and interests of Seller to be transferred to the Buyer under this Agreement shall not include (i) those assets of the Seller listed on Schedule 1.1(b)(i) attached hereto; or (ii) any Contracts to which the Seller is a party or by which it is bound, other than the Assumed Contracts ((i) and (ii) together, the “Excluded Assets”).

                                        (c)         The Assumed Contracts, BSA Shares, Intangible Property and other properties, assets and business of the Seller described in paragraph (a) above, other than the Excluded Assets, shall be referred to collectively as the “Assets.”

                           1.2        Further Assurances.  At any time and from time to time after the Closing, at the Buyer’s request, the Seller promptly shall execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation, and take such other action as the Buyer may reasonably request to transfer, convey and assign to the Buyer, and to confirm the Buyer’s title to, all of the Assets, to put the Buyer in actual possession and operating control thereof, to assist the Buyer in exercising all rights with respect thereto and to carry out the purpose and intent of this Agreement. Without limiting the generality of the foregoing, the Seller shall execute such applications to governmental authorities, consents and other documents and take such other action as Buyer may reasonably request in order to enable the Buyer to use and register, as the Buyer may desire, the name “BioSepra” and any variation thereof and all other tradenames and trademarks of Seller used solely in the Business.

             From time to time after the Closing, but on no less than a monthly basis, (a) the Buyer shall pay to the Seller any amount of cash or other remittances received by it from accounts receivable of the Seller or which the Buyer is not otherwise entitled under the provisions of this Agreement to retain and (b) the Seller shall pay to the Buyer any amount of any cash or other remittances received by it from accounts receivable of BSA or which the Seller is not otherwise entitled under the provisions of this Agreement to retain.

                           1.3        Purchase Price.

                                        (a)         The purchase price for the Assets shall be Twelve Million Dollars ($12,000,000.00) plus the amount of the Assumed Liabilities (as defined herein), as determined and adjusted pursuant to this Agreement (the “Purchase Price”). At the Closing, the Buyer shall deliver to the Seller the aggregate sum of Twelve Million Dollars ($12,000,000.00), (i) less the amount of any downward adjustments made pursuant to Section 1.3(b) and (ii) plus the amount of any upward adjustments made pursuant to Section 1.3(b), payable by wire transfer of immediately available funds to an account designated by the Seller.

                                        (b)        On the Closing Date, the Seller shall deliver to the Buyer (1) the most recently available month-end combined balance sheet of the Seller relating to the Business and of BSA and BSG (as defined herein) certified by the Vice President—Finance of the Seller (the “Closing Balance Sheet”) and (2) a certificate of the Vice President—Finance of the Seller certifying the amount of cash and cash equivalents of BSA (the “Cash Amount”) as of the Closing Date (the “Closing Cash Certificate”).  The Closing Balance Sheet shall be prepared on a basis consistent with that of the Current Balance Sheet (as defined below).  Except as set forth on the Closing Balance Sheet or as described in the notes thereto, the Closing Balance Sheet shall be prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis.

                                                     (i)          If net assets as set forth on the Closing Balance Sheet (“Closing Net Assets”) are less than Five Million Four Hundred Twenty Two Thousand One Hundred Two Dollars ($5,422,102.00) (the “Net Assets Target Amount”), the amount of the Purchase Price to be paid to the Seller in cash at the Closing will be reduced on a dollar-for-dollar basis by the amount of such deficiency, and if the Closing Net Assets are more than the Net Assets Target Amount, the amount of the Purchase Price to be paid to the Seller in cash at the Closing will be increased on a dollar-for-dollar basis by the amount of such excess.

                                                     (ii)         The amount of the Purchase Price to be paid to the Seller in cash at the Closing will be increased on a dollar-for-dollar basis by the Cash Amount set forth on the Closing Cash Certificate.

                                        (c)         No later than 60 days after the Closing Date, the Seller shall deliver to the Buyer (1) a combined balance sheet of the Seller relating to the Business and of BSA and BSG as of the Closing Date certified by the Vice President – Finance of the Seller to be true, correct and complete (the “Closing Date Balance Sheet”), (2) a certificate of the Vice President—Finance of the Seller certifying the Cash Amount as of the Closing Date (the “Closing Date Cash Certificate”) and (3) a true, correct and complete list and amount, as of the Closing Date, of each item referenced in Section 8.5 hereof.  Except as set forth on the Closing Date Balance Sheet or as described in the notes thereto, the Closing Date Balance Sheet shall be prepared in accordance with GAAP applied on a consistent basis.  The Closing Date Balance Sheet shall be prepared on a basis consistent with that of the Current Balance Sheet, except as described in Section 1.3(d) below.

                                        (d)        There shall be recorded on the Closing Date Balance Sheet an asset or liability, as the case may be, for the net Intercompany Accounts (as defined below), which asset or liability shall be taken into account in determining net assets on the Closing Date Balance Sheet.  In addition, net assets as set forth on the Closing Date Balance Sheet shall be subject to further adjustment as follows (net assets as set forth on the Closing Date Balance Sheet and as further adjusted pursuant to this Section 1.3(d) being referred to as the “Closing Date Net Assets”):  (i) if net Intercompany Accounts results in an asset on the Closing Date Balance Sheet, net assets as set forth on the Closing Date Balance Sheet shall be reduced by the amount of such asset; or (ii) if net Intercompany Accounts results in a liability on the Closing Date Balance Sheet, net assets as set forth on the Closing Date Balance Sheet shall be increased by the amount of such liability.  “Intercompany Accounts” shall mean all amounts that are (a) owed by BSA or BSG to the Seller or any of its direct or indirect subsidiaries (other than BSA or BSG) or (b) owed by the Seller or any of its direct or indirect subsidiaries (other than BSA or BSG) to BSA or BSG, in each case pursuant to bona fide obligations.

                                        (e)         No later than 60 days after delivery of the Closing Date Balance Sheet and the Closing Date Cash Certificate, the Buyer shall complete a review thereof and shall inform the Seller in writing that the Closing Date Balance Sheet and the Closing Date Cash Certificate are acceptable or shall object thereto in writing setting forth a specific description of the Buyer’s objections.  If the Buyer objects to the Closing Date Balance Sheet or the Closing Date Cash Certificate and the Seller does not agree with the Buyer’s objections or such objections are not resolved on a mutually agreeable basis within 30 days of the Seller’s receipt of Buyer’s objections, any such disagreement shall be promptly submitted to a mutually acceptable “big five” accounting firm that is unaffiliated with either party or that is acceptable to Buyer and Seller (the “Unaffiliated Firm”). The Unaffiliated Firm shall resolve such dispute within 30 days after said Unaffiliated Firm’s engagement by the parties. The decision of such Unaffiliated Firm shall be final and binding upon the Seller and the Buyer and its fees, costs and expenses shall be borne by the party against whom the Unaffiliated Firm shall rule.

                                        (f)         If Closing Date Net Assets as set forth on the Closing Date Balance Sheet as finally determined pursuant to the preceding paragraph are more or less than the Net Assets Target Amount, the Purchase Price will be increased or decreased, respectively, and the Buyer or the Seller, as the case may be, will pay to the other cash in an amount equal to such excess or deficiency, taking into account any adjustments previously made pursuant to subparagraph (b)(i) above.  Likewise, if the Cash Amount as set forth on the Closing Date Cash Certificate as finally determined pursuant to the preceding paragraph is more or less than the amount set forth on the Closing Cash Certificate, the Purchase Price will be increased or reduced, respectively, and the Buyer or the Seller, as the case may be, will pay to the other cash in an amount equal to such excess or deficiency.  Any payments pursuant to this paragraph shall be made within 10 business days of determination by wire transfer of immediately available funds to an account specified by the Buyer or the Seller, as the case may be.

                                        (g)        All Intercompany Accounts will be deemed fully paid and discharged as of the Closing Date through the adjustments to the Purchase Price set forth in Section 1.3(f) above which, as between the Seller and its direct or indirect subsidiaries (other than BSA or BSG), on the one hand, and BSA and BSG, on the other hand, shall constitute a final settlement of all such Intercompany Accounts.  Following the Closing, each of the Seller and the Buyer shall be responsible for settling all Intercompany Accounts with their respective subsidiaries.

                           1.4        Assumption of Liabilities; Etc.

                                        (a)         At the Closing, on the terms and subject to the conditions of this Agreement, the Buyer shall execute and deliver an Instrument of Assumption of Liabilities (the “Instrument of Assumption”) substantially in the form attached hereto as Exhibit A, pursuant to which it shall assume and agree to perform, pay and discharge in accordance with their terms the following liabilities, obligations and commitments of the Seller which relate to the Business or the Assets:

                                                     (i)          Those accounts, accounts payable and accrued expenses of Seller which are set forth on Schedule 1.4(a)(i) attached hereto;

                                                     (ii)         All obligations of the Seller continuing after the Closing under the Assumed Contracts which become due and payable or are required to be performed after the Closing Date; and

                                                     (iii)        Those other liabilities and obligations of the Seller which relate to the Business or the Assets which are specifically set forth on Schedule 1.4(a)(iii) attached hereto. The foregoing liabilities and obligations are collectively referred to as the “Assumed Liabilities.”

                                        (b)        The Seller shall be responsible for and satisfy any and all of the liabilities, obligations and commitments of the Seller not assumed by Buyer pursuant to Section 1.4(a) hereof (the “Excluded Liabilities”). Without limiting the foregoing, Buyer shall not assume, pay or discharge, and shall not be liable for any liability, commitment or expense of Seller as a result of or arising from any of the following:

                                                     (i)          Seller’s obligations and liabilities arising under this Agreement;

                                                     (ii)         any liability of the Seller for Taxes (as defined in Section 2.12) arising from the operation of the Business on or prior to the Closing Date or arising out of the sale by the Seller of the Assets pursuant to this Agreement other than with respect to Taxes or charges as set forth in Section 15 below;

                                                     (iii)        all accounting, consulting, finders, investment banking, legal and similar fees and expenses incurred by the Seller in connection with the negotiation of this Agreement and the consummation of the transactions contemplated hereby;

                                                     (iv)       any liabilities or obligations of Seller under any contracts, commitments, arrangements or agreements relating solely to the Excluded Assets;

                                                     (v)        any liability or obligation, including, without limitation, any liability for the Seller’s attorney’s fees or expenses, resulting from litigation, if any, which results from the circumstances disclosed in Schedule 2.7; and

                                                     (vi)       any infringement or alleged infringement of any patent, trademark, trade name, copyright or other property right of any other person or entity arising out of any action of Seller on or prior to the Closing Date or any misappropriation or misuse of any trade secret or confidential or proprietary invention, discovery, process, formula, know-how, technology or information or any other right of another person or entity arising out of any action of Seller on or prior to the Closing Date.

                           1.5        Allocation of Purchase Price.  The aggregate amount of the Purchase Price shall be allocated among the Assets for all purposes (including Tax and financial accounting purposes) in form and substance to be mutually agreed upon by Buyer and Seller, provided that the amount of the Purchase Price allocated to the BSA Shares shall not be less than $6,805,674.00. The parties shall file all Tax Returns (as defined in Section 2.12(a) hereof) in a manner consistent with such allocation; provided, however, that if any taxing authority makes or proposes an allocation with respect to the Assets which differs materially from such allocation, each of the Buyer and the Seller shall have the right, at its election and expense, to contest such taxing authority’s determination. In the event of such a contest, the other party agrees to cooperate reasonably with the contesting party and shall have the right to file such protective claims or returns as may be reasonably required to protect its interest. Each party shall provide the other party with all notices and information reports filed with taxing authorities and agencies with respect to the allocation of the Purchase Price.

                           1.6        The Closing.  The Closing shall take place at the offices of Fulbright & Jaworski L.L.P., 801 Pennsylvania Avenue North West, Washington, D.C. at 10:00 a.m., Eastern Standard Time, on July 27, 2001 or at such other place, time or date as may be mutually agreed upon by the parties hereto. The transfer of the Assets by the Seller to the Buyer shall be deemed to occur at the close of business, Washington, D.C. time, on the date of the Closing (the “Closing Date”).

             2.          Representations of the Seller.

             The Seller represents and warrants to the Buyer as follows, except as set forth on the Disclosure Schedules attached hereto.  Disclosure on any Schedule hereto of an item in response to one section of this Agreement shall constitute disclosure in response to every section of this Agreement, notwithstanding the fact that no cross-reference is made; provided, however, only if it is reasonably apparent on the face of the listing that the listed item is such a responsive matter.  Disclosure of any item not otherwise required to be disclosed shall not create any inference of materiality.  To the extent that a representation or warranty set forth below is by its language made subject to a knowledge or awareness qualifier, such representation and warranty means the actual knowledge or awareness as of the date of execution of this Agreement of any officer of Seller, BSA or BSG involved in the Business.

                           2.1        Organization.  The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority (corporate and other) to own its properties, to carry on its business, including the Business, as now being conducted, to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby. BSA is a French societe anonyme duly organized, validly existing, and duly registered with the “Registre de Commerce et des Societes de Pontoise” under the number B331502641 and has all requisite power and authority to own its properties and to carry on its business as now being conducted. BioSepra GmbH (“BSG”) is a German corporation duly organized, validly existing and duly registered with the Commercial Register of the Local Court (Amtsgericht), Frankfurt am Main, under No. HRB 39846. The Seller, BSA and BSG are each duly qualified to do business and in good standing in all jurisdictions in which their ownership or leasing of property or the character of their business requires such qualification, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect (as defined herein).  For purposes of this Agreement, the term “Material Adverse Effect” means an effect which is, or would reasonably be expected to be, materially adverse to the Business or the Assets, taken as a whole.  Copies of the bylaws, share transfer register (“registre des mouvements de titres”), shareholder accounts (“comptes d’actionnaires”) and “extrait K-bis” of BSA and copies of the Articles of Incorporation of BSG, each as amended to date, have been previously delivered to the Buyer, are complete and correct, and no amendments have been made thereto or have been authorized since the date thereof.

                           2.2        Capitalization of BSA and BSG.  BSA has a share capital of FF 21,300,000 divided into 213,000 shares of FF 100 each. All of such shares have been duly and validly issued, are fully paid and nonassessable and are held of record and beneficially by the Seller, except that six shares are held of record by minority shareholders in accordance with requirements of French law and will be transferred to the Seller prior to the Closing. BSG has a share capital of DM350,000 (the “BSG Shares”).  All of such BSG Shares have been duly and validly issued and are fully paid and nonassessable.  The Seller owns the BSA Shares owned by it on the date hereof and will, at the Closing, own all of the BSA Shares, free and clear of all Encumbrances (as herein defined).  BSA owns all of the BSG Shares on the date hereof and will, at the Closing, own all of the BSG Shares, free and clear of all Encumbrances.  None of the BSA Shares or the BSG Shares were issued in violation of any preemptive rights, rights of first refusal or similar rights.  There are no outstanding options, warrants, convertible securities, calls, rights, commitments, preemptive rights, agreements, instruments or understandings of any character to which the Seller, BSA or BSG is a party or by which the Seller, BSA or BSG is bound, obligating Seller, BSA or BSG to issue, deliver or sell, or cause to be issued, delivered or sold, contingently or otherwise, additional shares of capital stock of BSA or BSG or any securities or obligations convertible into or exchangeable for such shares or to grant, extend or enter into any such option, warrant, convertible security, call, right, commitment, preemptive right or agreement. There are no outstanding obligations, contingent or otherwise, to which the Seller, BSA or BSG is a party or by which the Seller, BSA or BSG is bound, obligating Seller, BSA or BSG to purchase, redeem or otherwise acquire any capital stock of BSA or BSG, including the BSA Shares and the BSG Shares. None of the Seller, BSA or BSG is a party to any voting trust agreement or other contract, agreement, arrangement, commitment, plan or understanding restricting transfer or otherwise relating to voting, dividend or other rights with respect to the capital stock of BSA or BSG, including the BSA Shares and the BSG Shares. BSA does not have, directly or indirectly, any legal or beneficial interest in any subsidiary, partnership, joint venture or other entity, other than BSG. BSG has not (i) entered into any agreements, contracts, guarantees, understandings or other commitments (written or oral), (ii) engaged in any commercial operations, or (iii) incurred any liabilities or become subject to any obligations of any nature (matured or unmatured, fixed or contingent).

                           2.3        Authorization; Consents and Approvals; No Violations.  (a)  The execution and delivery of this Agreement by the Seller, and the agreements provided for herein, and the consummation by the Seller of all transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action.  This Agreement has been, and each other agreement contemplated hereby to which the Seller is a party will be, duly executed and delivered by the Seller. This Agreement and all such other agreements and obligations entered into and undertaken in connection with the transactions contemplated hereby to which the Seller is a party constitute or will, when executed and delivered, constitute the valid and legally binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms.

                                        (b)        Assuming that all consents, approvals, authorizations and other actions described in this Section 2.3 or listed on Schedule 2.3 attached hereto have been obtained and all filings and obligations described in this Section 2.3 or listed on Schedule 2.3 attached hereto have been made, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation or result in the loss of a material benefit under, or result in the creation of any Encumbrance upon any of the Assets or any of the properties or assets of BSA or BSG under, any provision of (i) the Certificate of Incorporation or the Bylaws of Seller, as amended to date, (ii) any provision of the comparable charter or organization documents of each of BSA and BSG, each as amended to date, (iii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license to which Seller, BSA or BSG is a party or to which Seller, BSA or BSG is bound (iv) any judgment, order, decree, statute, law, rule or regulation applicable to Seller, BSA or BSG, the Assets or any of the properties or assets of BSA or BSG, other than, in the case of clauses (ii), (iii) or (iv), any such violations, defaults, rights, losses, or Encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect, materially impair the ability of Seller to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

                                        (c)         No filing or registration with, or authorization, consent or approval of, any United States (federal and state), foreign or supranational court, commission, governmental body, regulatory agency, authority or tribunal (a “Governmental Entity”) is required by or with respect to Seller, BSA or BSG in connection with the execution and delivery of this Agreement by Seller, or is necessary for the consummation of the transactions contemplated by this Agreement, except (i) applicable requirements, if any, of applicable securities laws or the Nasdaq Stock Market, and (ii) such other consents, orders, authorizations, registrations, approvals, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect, materially impair the ability of Seller to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

                           2.4        Ownership and Condition of the Assets.  Schedule 2.4(a) attached hereto sets forth a true, correct and complete list of all liens, mortgages, security interests, restrictions, pledges, charges and encumbrances (collectively, the “Encumbrances”) affecting the Assets or the Business. The Seller, BSA or BSG is, and at the Closing will be, the true and lawful owner of or will have valid and subsisting leasehold interests in or valid licenses to use, all of the Assets and all other assets used or held for use in connection with the Business, and upon payment therefor by Buyer, Buyer will have good and marketable title thereto, or valid and subsisting leasehold interests in or valid licenses to use such assets free and clear of all Encumbrances of any kind, except for those created by Buyer and except as set forth on Schedule 2.4(b) attached hereto (the “Permitted Encumbrances”). The Assets and the assets of BSA and BSG, taken as a whole, constitute all the properties and assets relating to or used or held for use solely in connection with the Business during the past 12 months (except inventory sold, cash used in the Business, accounts receivable collected, prepaid expenses realized, contracts fully performed, properties or assets replaced by equivalent or superior properties or assets, in each case in the ordinary course of the Business, and Excluded Assets).  Except for the Excluded Assets, there are no assets or properties used solely in the conduct of the Business and owned by any person or entity other than the Seller or BSA or BSG that will not be leased or licensed to the Buyer under valid, current leases or licenses following the Closing. The Assets and all assets of BSA and BSG are in adequate operating condition and are adequate for the purposes for which they are currently used or held for use.  To the knowledge of the Seller, there are no facts or conditions affecting the Assets which could, individually or in the aggregate, reasonably be expected to interfere in any material respect with the use, occupancy or operation thereof as currently used, occupied or operated, or their adequacy for such use, occupancy or operation.

                           2.5        Reports and Financial Statements.  The Seller has made available to the Buyer true, correct and complete copies of the audited accounts of BSA relating to the financial years ended December 31, 1998, 1999 and 2000, together with the Annexes thereto (the “BSA Accounts”). The BSA Accounts have been prepared on the basis of a going concern and conform to the French “Plan Comptable”; they fairly present BSA’s financial position and of its results of operations and cash flows for the relevant date and financial year.  The BSA Accounts make appropriate provision for bad or doubtful debts and for the depreciation of Inventory.  Neither the Seller nor BSA has received a written notice from an official body or from its auditors concerning a failure to observe legal requirements relating to the preparation of the BSA Accounts.  The preparation of the BSA Accounts has not been subject to any significant change as to the accounting methods, principles or practices used by BSA and/or Seller, or to a specific accounting practice (in particular, without limitation, in respect of the accounting principles, the notes to the accounts relating to reserves, to depreciation and to rates used), which would otherwise give a misleading comparison between the accounts for one period and the next.

                           2.6        Absence of Undisclosed Liabilities.  Attached hereto as Exhibit B is a true, correct and complete copy of the unaudited combined balance sheet of Seller relating to the Business and of BSA and BSG as of December 31, 2000 (the “Current Balance Sheet”).  The Current Balance Sheet is in accordance with the books and records of the Seller, BSA and BSG and was prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto).  Seller does not have any liability or obligation, secured or unsecured, whether accrued, absolute, contingent, unasserted or otherwise, affecting the Assets or the Business, and BSA and BSG do not have any liability or obligation, secured or unsecured, whether accrued, absolute, contingent, unasserted or otherwise, except as and to the extent with respect to any of the foregoing (a) reflected and reserved against in the Current Balance Sheet, (b) incurred in the ordinary course of the Business after the date of the Current Balance Sheet (none of which individually or in the aggregate would have a Material Adverse Effect) or (c) set forth on Schedule 2.6 attached hereto.  Except as disclosed on the Current Balance Sheet, as required by French law or as disclosed on Schedule 2.6, none of the employees of the Business is now, or will by passage of time hereafter become, entitled to receive any vacation time, vacation pay or severance pay attributable to services rendered prior to December 31, 2000.

                           2.7        Litigation.  Except as set forth on Schedule 2.7 attached hereto, none of the Seller (only to the extent related to the Business), BSA or BSG or any of their respective officers or directors (in their capacity as such and only to the extent related to the Business), is a party to, nor to the Seller’s knowledge threatened with, and none of the Assets or any of the assets or properties of BSA or BSG is subject to, any litigation, suit, action, investigation, proceeding or controversy before any court, administrative agency or other governmental authority, whether at common law, civil law or in equity nor to Seller’s knowledge is there any basis therefor.

                           2.8        Inventory.  Schedule 2.8 attached hereto sets forth a true, correct and complete list of all inventories of finished goods and packaging materials and  similar items of Seller and its subsidiaries other than BSA and BSG which relate to or are used or held for use solely in connection with the Business and all other inventory of the Business of BSA and BSG as of December 31, 2000 (the “Balance Sheet Date”), including raw materials, works in progress, goods supplied to BSA or BSG by suppliers, goods on consignment, office supplies, maintenance supplies, and all other goods customarily sold by BSA or BSG (whether located on any of their respective premises, in transit to or from such premises, in other storage facilities, or otherwise), and Schedule 2.8 identifies whether such inventory is owned by Seller, Seller’s affiliates other than BSA and BSG, BSA or BSG (collectively, the “Inventory”). Schedule 2.8, as updated pursuant to Sections 8.5 and 1.3(c) hereof, shall set forth a true, correct and complete list, in accordance with GAAP, of the Inventory of the Business as of the date of the Closing Balance Sheet (the “Interim Date”) and as of the Closing Date, respectively, including a description and valuation thereof. The Inventory listed on Schedule 2.8 comprises all of the Inventory of the Business on the Balance Sheet Date and all of the Inventory reflected on the Current Balance Sheet, and the Inventory listed on Schedule 2.8 as updated pursuant to Sections 8.5 and 1.3(c) will comprise all of the Inventory of the Business as of the Interim Date and as of the Closing Date, respectively, and all of the Inventory reflected on the Closing Balance Sheet and on the Closing Date Balance Sheet. All of such Inventory was acquired and has been maintained in the ordinary course of the Business; consists of a quality, quantity and condition usable, leasable or saleable in the ordinary course of the Business in accordance with GAAP; is valued at the lower of cost or market, with allowances for excess and obsolete materials and materials below standard quality determined in accordance with GAAP and consistent with the Current Balance Sheet and the BSA Accounts and is not subject to any material write-down or write-off. None of Seller, BSA or BSG is under any obligation or has any liability with respect to the return of the Inventory of the Business in the possession of wholesalers or retailers or any Inventory previously sold to other customers except in a manner consistent with past practice.

                           2.9        Fixed Assets.  Schedule 2.9 attached hereto sets forth a true, correct and complete list, of all fixed assets of BSA and BSG (the “Fixed Assets”) as of the Balance Sheet Date, including a description thereof. Schedule 2.9, as updated pursuant to Sections 8.5 and 1.3(c) hereof, shall set forth a true, correct and complete list of all Fixed Assets as of the Interim Date and as of the Closing Date, respectively, including a description thereof. The Fixed Assets listed on Schedule 2.9 comprise all of the Fixed Assets on the Balance Sheet Date and all of the Fixed Assets reflected on the Current Balance Sheet, and the Fixed Assets listed on Schedule 2.9 as updated pursuant to Sections 8.5 and 1.3(c) will comprise all of the Fixed Assets as of the Interim Date and as of the Closing Date, respectively, and all of the Fixed Assets reflected on the Closing Balance Sheet and on the Closing Date Balance Sheet, respectively. All of the Fixed Assets are in adequate operating condition and repair, normal wear and tear excepted, are usable in the regular and ordinary course of the Business as conducted by the Seller, BSA and BSG prior to the Closing Date and conform in all material respects to all applicable statutes, rules, regulations and ordinances of every governmental authority having jurisdiction over any of them, and constitute all of the Fixed Assets necessary to operate the Business as currently conducted by BSA and BSG.

                           2.10      Leases.  Schedule 2.10 attached hereto sets forth a true, correct and complete list as of the date hereof of all licenses to use and leases of real property and equipment, identifying separately each ground lease, to which BSA is a party (the “Leases”) and any and all capital expenditures made or committed or agreed to be made under any of the Leases. True, correct and complete copies of the Leases, and all amendments, modifications and supplemental agreements thereto, have previously been delivered by the Seller to the Buyer. BSA enjoys peaceful and undisturbed possession under all such Leases. The Leases are in full force and effect, are binding and enforceable against BSA and, to the Seller’s knowledge, each of the other parties thereto, in accordance with their respective terms and, except as set forth on Schedule 2.10, have not been modified or amended since the date of delivery to the Buyer. No party to any Lease has sent written notice to the other claiming that such party is in default thereunder, which default remains uncured. Except as set forth on Schedule 2.10 attached hereto, BSA is not in breach of or default in the performance of any covenant, agreement or condition contained in any Lease.  Neither the Seller nor BSA has received written notice of any violation of any applicable zoning ordinance, building code, use or occupancy restriction or any condemnation action or proceeding with respect to any of the premises under the Leases nor is Seller aware of any basis therefor.

                           2.11      Change in Financial Condition and Assets.  Except as set forth on Schedule 2.11 attached hereto, since the Balance Sheet Date, there has been no material adverse change in any of the Assets or any assets of BSA or BSG used in the Business or in the condition, financial or otherwise, of the Business.

             Without limiting the foregoing, except as set forth on Schedule 2.11, since the Balance Sheet Date, (a) neither BSA nor BSG has: (i) borrowed any amount or incurred or become subject to any liability, except current liabilities, liabilities under Contracts entered into and borrowings under banking facilities disclosed in the Schedules hereto; (ii) discharged or satisfied any Encumbrance or paid any obligation or liability other than current liabilities shown on the Current Balance Sheet (including regularly scheduled payments (but not prepayments) of long-term debt) and current liabilities incurred since the Balance Sheet Date in the ordinary course of the Business; (iii) failed to pay or discharge when due its liabilities or obligations; (iv) mortgaged, pledged or subjected to an Encumbrance any of its assets, tangible or intangible, (v) sold, assigned or transferred any of its tangible assets except in the ordinary course of the Business consistent with past practices; (vi) sold, assigned, transferred or granted any license with respect to any Intangible Property; (vii) made commitments or agreements for capital expenditures exceeding in the aggregate $25,000; (viii) received written notice of any actual or threatened labor trouble or strike or union organizing effort; (ix) granted any severance or termination pay; (x) except as set forth on Schedule 2.16, increased any compensation or benefits payable to any of its directors, officers, employees, independent contractors or consultants; (xi) made any material change in any method of accounting or accounting practice; (xii) declared, set aside or paid any dividend or made any distribution on any shares of its capital stock (whether in cash or in kind), or issued, sold, redeemed, purchased or acquired any shares (including any options, warrants or other rights with respect thereto) of its capital stock; (xiii) undertaken any revaluation of any of its assets, including, without limitation, writing down the value of Inventory or writing off notes or accounts receivables other than in the ordinary course of Business consistent with past practices; (xiv) made any material Tax election inconsistent with past practices or settled or compromised any material Tax liability; (xv) suffered any event causing a Material Adverse Effect, (xvi) suffered any material damage or destruction whether or not covered by insurance; (xvii) made any change in the manner or rate of billing or collections; or (xviii) entered into any commitment to do any of the foregoing; and (b) the Seller has not taken any of the foregoing actions or suffered any of the foregoing events, in each case with respect to the Business, except as otherwise contemplated hereby.

                           2.12      Tax Matters.  (a)  Each of BSA and BSG has filed all Tax Returns (as hereinafter defined) that it has been required to file (taking into account all extensions) through and including the date hereof. All such Tax Returns reflect all liabilities for Taxes for the periods covered by such Tax Returns. All Taxes owed by BSA and BSG (whether or not shown on any Tax Return) have been fully and timely paid when due or provided for. Except as disclosed on Schedule 2.12, none of BSA or BSG is currently the beneficiary of any extension of time within which to file any Tax Return.  There are no liens on any of the Assets or the assets of BSA or BSG that arose in connection with any failure (or alleged failure) to pay any Tax, other than any Tax which is not yet due and payable or which is being contested in good faith through appropriate proceedings and for which adequate reserves exist on BSA’s or BSG’s books.  For purposes of this Agreement, “Tax” shall mean any federal, state, local, municipal or  foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, gains, environmental (including taxes under Section 59A of the Internal Revenue Code of 1986, as amended (the “Code”)), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not, and “Tax Return” shall mean any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

                                        (b)        Each of BSA and BSG has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid by it or owing by it to any employee, independent contractor, creditor, stockholder or other third party.

                                        (c)         Except as set forth on Schedule 2.12, none of BSA, Seller or BSG has received written notice from any authority of such authority’s intent to assess any additional Taxes against BSA or BSG with respect to any period for which Tax Returns have been filed nor is Seller aware of any basis therefor.  Schedule 2.12 indicates those Tax Returns with respect to BSA and BSG for taxable periods ended on or after December 31, 1997 that have been audited by a taxing authority, and that currently are the subject of audit by a taxing authority. The Seller has made available to the Buyer correct and complete copies of all BSA’s and BSG’s income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by BSA or BSG since January 1, 1998.  Neither BSA nor BSG has waived any statute of limitations in respect of the assessment and collection of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                                        (d)        None of the Assumed Liabilities is an obligation to make a payment that will not be deductible under Section 280G of the Code.  None of the Seller, BSA or BSG has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither BSA nor BSG is a party to any Tax allocation or sharing agreement. Neither BSA nor BSG (i) has been a member of an affiliated group (within the meaning of Section 1504 of the Code) filing a consolidated U.S. federal income Tax Return (other than a group of which the Seller or BioSepra Inc. was the common parent), and (ii) is liable for the Taxes of any other person under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

                                        (e)         BSA does not benefit from any advantageous tax regime or social security regime granted by law or by a specific ruling from any French governmental or local authority that may be challenged, either in part or in whole, as a result of the sale of the BSA Shares.

                                        (f)         All material elections and consents with respect to any Tax (or the computation thereof) affecting BSA or BSG as of the date hereof are indicated on the Tax Returns if and to the extent required to be indicated thereon or are set forth on Schedule 2.12.  After the date hereof, no election or consent with any respect to any Tax (or computation thereof) affecting BSA or BSG will be made without written consent of the Buyer (which consent shall not be unreasonably withheld or delayed).

                                        (g)        The unpaid taxes of BSA and BSG have not (i) exceeded, as of the Balance Sheet Date, the reserve for Tax liability (rather than in any reserve for deferred Taxes established to reflect timing difference between book and Tax income) set forth on the face of the Current Balance Sheet (rather than in any notes thereto), or (ii) exceeded that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of BSA and BSG in filing its Tax Returns.

                                        (h)        BSA is not party to any “acte anormal de gestion”, being defined as a transaction or arrangement under which it may be required to pay for any asset or any services or facilities an amount which is in excess of the market value of such asset, services or facilities, or will receive any payment for an asset, services or facilities that it had supplied or provided, or is liable to supply or provide, which is less than the market value of such asset, services or facilities.

                           2.13      Accounts Receivable.  Schedule 2.13 attached hereto sets forth a true, correct and complete list of all accounts, accounts receivable, notes and notes receivable of BSA (collectively the “Accounts Receivable”), including an aging thereof, as of the Balance Sheet Date. Schedule 2.13, as updated pursuant to Sections 8.5 and 1.3(c) hereof, shall set forth a true, correct and complete list of the Accounts Receivable of BSA as of the Interim Date and as of the Closing Date, respectively, including an aging thereof. The Accounts Receivable listed on Schedule 2.13 comprise all of the Accounts Receivable of BSA as of the Balance Sheet Date and all of the Accounts Receivable of BSA reflected on the Current Balance Sheet, and the Accounts Receivable listed on Schedule 2.13 as updated pursuant to Sections 8.5 (other than Intercompany Accounts) and 1.3(c) will comprise all of the Accounts Receivable of BSA as of the Interim Date and as of the Closing Date, respectively, and all of the Accounts Receivable of BSA reflected on the Closing Balance Sheet (other than Intercompany Accounts) and on the Closing Date Balance Sheet, respectively. All of the Accounts Receivable of BSA are valid and genuine and have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions. The Seller, BSA and BSG have fully performed all obligations with respect thereto which they were obligated to perform prior to the date of the Current Balance Sheet, the Closing Balance Sheet or the Closing Date Balance Sheet, as applicable.

                           2.14      Contracts and Commitments.

                                        (a)         Schedule 2.14 attached hereto contains a true, complete and correct list of the following contracts, arrangements, commitments and agreements, whether written or oral (collectively, “Contracts”) (other than a Contract which is an Excluded Asset), (x) by which any of the Assets are bound or affected, (y) to which Seller is a party or by which it is bound solely in connection with the Business or any of the Assets and (z) to which BSA or BSG is a party or by which any of their assets or properties are bound or affected:

                                                     (i)          all loan agreements, indentures, mortgages and guaranties;

                                                     (ii)         all Contracts which involve payments or receipts of more than $20,000 under which full performance (including payment) has not been rendered by all parties thereto;

                                                     (iii)        all agency, distributor, sales representative and similar agreements;

                                                     (iv)       all Contracts with any stockholder, director, officer or Affiliate of the Seller, BSA or BSG;

                                                     (v)        all leases, whether operating, capital or otherwise, which involve payments of more than $20,000 per year;

                                                     (vi)       any license to or for any Intangible Property (other than customary end user license agreements to readily available software);

                                                     (vii)      Contracts containing any covenant not to compete obligating Seller, BSA or BSG with respect to the Business; or

                                                     (viii)     any other material Contract not included in subparagraphs (i) – (vii) above.

                                        (b)        Except as set forth on Schedule 2.14 attached hereto:

                                                     (i)          each Contract is in full force and effect and is a valid and binding agreement of the Seller, BSA or BSG, as the case may be, enforceable against the Seller, BSA or BSG, as the case may be, in accordance with its terms and the Seller does not have any knowledge that any Contract is not a valid binding agreement of the other parties thereto;

                                                     (ii)         none of the Seller, BSA or BSG is in breach of or default under any Contract and to the knowledge of Seller no event has occurred which with the passage of time or giving of notice or both would constitute a default, result in a loss of rights or an acceleration of an obligation or result in the creation of any Encumbrance thereunder or pursuant thereto; and

                                                     (iii)        to the knowledge of the Seller, there is no existing breach or default by any other party to any Contract, no event has occurred which with the passage of time or giving of notice or both would constitute a default, result in a loss of rights or an acceleration of an obligation or result in the creation of any Encumbrance thereunder or pursuant thereto; and

                                        (c)         Except as set forth on Schedule 2.3 or Schedule 2.14, the continuation, validity, enforceability and effectiveness of each Contract will not be affected by the consummation of the transactions contemplated by this Agreement.

                                        (d)        True, correct and complete copies of all written Contracts and true, correct and complete summaries of all oral Contracts have previously been made available by the Seller to the Buyer.

                                        (e)         No party to any Contract has repudiated any provision thereof and communicated such repudiation to the Seller, and there are no negotiations pending or in progress to revise any material terms of any Contract.

                                        (f)         Except for Contracts set forth on Schedule 2.14, (i) no Contracts which are purchase contracts continue for a period of more than 12 months or are for quantities or amounts in excess of the normal, ordinary, usual and current requirements of the Business and (ii) no Contracts obligate the Seller, BSA or BSG to sell products or to render services pursuant to terms and conditions the Seller, BSA or BSG cannot reasonably expect to satisfy or fulfill in their entirety.

                           2.15      Compliance with Agreements and Laws.  The Seller, BSA and BSG have all material licenses, permits, certificates, authorizations and approvals including environmental, health and safety and employee health and safety permits, from foreign, federal, state and local authorities necessary to conduct the Business as currently conducted (collectively, the “Permits”), all of which Permits are set forth on Schedule 2.15. All of the Permits identified in Schedule 2.15 are in full force and effect, and no party thereto is in default under any of such Permits and no event has occurred and no condition exists which with the giving of notice, the passage of time or both, would constitute a default thereunder. No action or claim is pending or, to Seller’s knowledge, threatened, to revoke or terminate any Permit identified in Schedule 2.15. None of the Seller (solely with respect to the Business), BSA or BSG is in material violation of any law, rule, regulation, ordinance or court or administrative order (including, without limitation, those relating to building, zoning, environmental, disposal of hazardous substances, land use, health and safety and employee health and safety matters). Except as set forth on Schedule 2.15 attached hereto, none of the Seller, BSA or BSG has received any written notice or communication from any foreign, federal, state or local governmental or regulatory authority or otherwise of any such violation relating to the Business or the Assets, and to Seller’s knowledge, no such notice or communication is threatened. BSA is ISO 9001 certified.  The Seller believes that its production and documentation procedures are consistent with Good Manufacturing Practices as prescribed by the United States Food and Drug Administration as applicable to a supplier to the pharmaceutical industry.

                           2.16      Employee Relations and Benefit Plans.

                                        (a)         Schedule 2.16(a) attached hereto sets forth a true, correct and complete list of the names, the rate of compensation (and the portions thereof attributable to salary and bonuses, respectively) and location of (i) all current officers, employees and independent contractors of and consultants to BSA (the “BSA Employees”) and (ii) of all current officers, employees and independent contractors of and consultants to Seller who devote a material portion of their time to the Business and to whom Buyer shall make an offer of employment in accordance with Section 7 (the “Affected Employees”). BSG does not employ any employees, independent contractors or consultants.

                                        (b)        Except as set forth on Schedule 2.16(b) hereto:

                                                     (i)          BSA is in compliance in all material respects with all foreign, municipal and French laws respecting employment, employee benefit plans and employment practices, terms and conditions of employment, and wages and hours, and is not engaged in any unfair labor practice, and there are no arrears in the payment of wages or social security taxes.

                                                     (ii)         None of the BSA Employees are currently represented by any labor union.

                                                     (iii)        There is no unfair labor practice complaint against BSA pending before the French Labour Inspectorate or any federal, state, local or foreign agency.

                                                     (iv)       There is no pending labor strike or other labor trouble or grievance affecting the BSA Employees (including, without limitation, any organizational drive targeted directly or indirectly at the BSA Employees).

                                                     (v)        Neither the Seller nor, except as may be required by French law, BSA, has any liability for salary, commissions, bonuses, vacation, sick leave, maternity leave or other compensation, fringe benefits or termination or severance benefits due to the BSA Employees except as will be set forth or reserved for on the Closing Balance Sheet and the Closing Date Balance Sheet.

                                                     (vi)       No employment contract of any of the BSA Employees contains provisions for compensation in the event of redundancy or retirement which are more favorable than those under the law governing the said contract or the applicable collective bargaining agreement.

                                                     (vii)      Neither BSA nor the Seller has given any written undertakings to any of the BSA Employees, including, but without limitation, to increase salaries, pay any bonus, grant any profit share or supplementary pension or other individual advantage, which has not been duly provided for in the BSA Accounts.

                                                     (viii)     No employment contract of any BSA Employee provides for payment of damages, interest or compensation, which exceeds that stipulated by applicable law or by the applicable collective bargaining agreement.

                                                     (ix)        No BSA Employee with the status of “cadre” (executive) has given notice to resign, or has received a redundancy notice. No sums are owing to former BSA Employees as a result of any redundancy, dismissal or resignation that are not reflected in the BSA Accounts. No BSA Employee having received a redundancy notice has, on the date hereof, requested preferential treatment for re-employment.

                                                     (x)         Except as provided for by law or in any applicable collective bargaining agreement, there are no schemes, agreements or arrangements in existence which grant special benefits to any BSA Employees, including, in particular, with respect to supplementary pension and retirement rights. As such, there are no superannuation, pension, life assurance, death benefit, sickness or accident benefit schemes or arrangements in existence which grant to any BSA Employees supplementary benefits other than those required by law.

                                                     (xi)        With respect to the BSA Employees, BSA and the Seller have complied in all material respects with all applicable French labor, social security, health and safety at work regulations, including, without limitation, in relation to redundancy, employees’ representation and social security contributions. In particular, the elections of personnel representatives have been duly held within the correct time limits and any necessary consultation with personnel representatives, works councils and trade union representatives has been carried out in accordance with all applicable laws and regulations.

                                                     (xii)       There are no current disputes between BSA or the Seller and any trade union or similar organization with respect to the BSA Employees.

                                                     (xiii)      Neither BSA nor the Seller is in breach of its statutory obligations concerning the health and safety at work of the BSA Employees, nor has it received written notice of any claim against it by any employee or third party relating to an accident.

                                                     (xiv)      Except as provided for by law or in any applicable collective bargaining agreement, none of the BSA Employees are subject to any obligation under any subscription program, share-option or profit-sharing schemes reserved to its employees.

                                                     (xv)       The only collective bargaining agreement applicable to BSA Employees is disclosed in Schedule 2.16(b).

                                                     (xvi)      Each of the BSA Employees is employed exclusively in the business of BSA and no BSA Employee is currently on secondment (“detache”) to the Seller, any affiliate of the Seller or any third party.

                           2.17      Customers.  Schedule 2.17 attached hereto sets forth a true, correct and complete list of the names and addresses of all customers of the Seller, of BSA or BSG which individually accounted for more than 5% of the total sales of the Business in the fiscal year ended December 31, 2000.  The Seller has not received written notice from any of the customers listed on Schedule 2.17 that such customer intends to cease purchasing from the Seller, BSA or BSG or to decrease the amount of purchases from the Seller, BSA or BSG.

                           2.18      Suppliers.  Schedule 2.18 attached hereto sets forth a true, correct and complete list of the names and addresses of all suppliers of the Seller, BSA and BSG which individually accounted for more than 5% of the total purchases of the Business for the fiscal year ended December 31, 2000.  The Seller has not received written notice from any of the suppliers listed on Schedule 2.18 that such supplier intends to cease selling to the Seller, BSA or BSG or to alter the amount of such sales to the Seller, BSA or BSG.

                           2.19      Trade Names and Other Intangible Property.  (a)  Schedule 2.19(a) attached hereto sets forth a true, correct and complete list of all trademarks, patents, patent applications, invention records, lab notebooks, procedures (“SOPs”) and research and development activity reports of the Seller which relate primarily to or are used or held for use in connection with the Business (other than an Excluded Asset as set forth in Schedule 1.1(b)(i)) and all trademarks, patents, patent applications, invention records, lab notebooks, SOPs and research and development activity reports of BSA. True, correct and complete copies of all licenses and other agreements relating to the Intangible Property have been previously made available by the Seller to the Buyer and are listed on Schedule 2.14.  All such licenses and agreements are in full force and effect and neither the Seller nor BSA or, to the Seller’s knowledge, any of the other parties to such licenses or agreements is in breach of any provision of, or in default under any of the terms of, such licenses or agreements and, to the Seller’s knowledge, no condition exists which, with the passage of time, the giving of notice, or both, would result in a breach or default.  Assuming that all consents and approvals set forth on Schedule 2.3 have been obtained, the consummation of the transactions contemplated by this Agreement neither constitutes a breach of nor causes a termination of any such license or agreement.

                                        (b)        Schedule 2.19(b) attached hereto sets forth a true, correct and complete list, and where appropriate, a description, of all Intangible Property set forth in Schedule 2.19(a) to which neither Seller nor BSA’s rights are exclusive. Except as otherwise disclosed in Schedule 2.19(b) attached hereto, the Seller or BSA exclusively owns or has the exclusive right to use all Intangible Property listed on Schedule 2.19(a).  Seller has not wrongfully utilized or misappropriated the trade secrets of any third party. The Intangible Property set forth in Schedule 2.19(a) is sufficient to enable the Seller and BSA to conduct the Business as presently conducted by the Seller and BSA.

                                        (c)         To Seller’s knowledge, no person or entity is infringing upon, is in violation of, or is misappropriating or misusing any of the Intangible Property.  Except as set forth in Schedule 2.19(b), subsequent to the Closing, no other party, including but not limited to, any current or former director, officer, stockholder, employee or consultant of the Seller or BSA will own, have an interest in or have the right to use any Intangible Property which is being utilized in the Business (other than an Excluded Asset as set forth in Schedule 1.1(b)(i). Except as disclosed in Schedule 2.19(b), there is no pending or, to the Seller’s knowledge, threatened claim or litigation against the Seller or BSA contesting its right to use any Intangible Property nor to Seller’s knowledge is there any basis therefor. Except as disclosed in Schedule 2.19(b), there is no pending or, to the Seller’s knowledge, threatened claim or litigation against the Seller or BSA asserting the misappropriation or misuse of any trade secret or any confidential or proprietary invention, discovery, process, formula, know-how, technology or information of another nor to Seller’s knowledge is there any basis therefor.  Except as disclosed in Schedule 2.19(b), there is no pending or, to the Seller’s knowledge, threatened claim or litigation against the Seller or BSA asserting that the Seller or BSA has violated or infringed any patent nor to Seller’s knowledge is there any basis therefor. Except as disclosed in Schedule 2.19(b), there is no pending or, to the Seller’s knowledge, threatened claim or litigation against the Seller or BSA asserting that the Seller or BSA has violated or infringed any trademark, trade name, copyright or other property right of another nor to Seller’s knowledge is there any basis therefor.  This Agreement and the consummation of the transactions contemplated hereby will not affect the continuation, validity and effectiveness of any right in the Intangible Property being transferred to Buyer or owned by BSA.  Since May 17, 1999, the Seller (solely with respect to the Business) and BSA have not conducted business under any corporate, trade or fictitious name other than the names listed on Schedule 2.19(c) hereto.

                           2.20      Real Estate.  Neither BSA nor BSG owns any real property, except for fixtures or other installations on the premises leased by BSA or BSG which may be considered real property.

                           2.21      Powers of Attorney.  Except as set forth on Schedule 2.21 attached hereto, none of BSA or BSG has any general or special powers of attorney outstanding (whether as grantor or grantee thereof).

                           2.22      Brokers.  The Seller represents and warrants that none of the Seller, BSA or BSG has engaged any broker or finder or incurred any liability for brokerage fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.

                           2.23      No Illegal or Improper Transactions.  None of the Seller (solely with respect to the Business), BSA or BSG has offered, paid or agreed to pay to any person or entity (including any governmental official) or solicited, received or agreed to receive from any person or entity, directly or indirectly, any money or thing of value for the purpose or with the intent of (a) obtaining or maintaining business for the Seller, BSA or BSG, (b) facilitating the purchase or sale of any product or service, or (c) avoiding the imposition of any fine or penalty, in any such case in any manner which is in violation of any applicable ordinance, regulation or law.

                           2.24      Environmental Matters.  (a)     The Seller (solely with respect to the Business), BSA and BSG have complied in all material respects with all Environmental Laws. There is no pending or, to the Seller’s knowledge, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding or investigation, inquiry or information request by any person or entity relating to any Environmental Law involving the Seller (solely with respect to the Business), BSA and BSG nor to Seller’s knowledge is there any basis therefor. For purposes of this Agreement, “Environmental Law” means any federal, state, local or foreign law, statute, code, rule, regulation, ordinance, order or consent decree relating to pollution, hazardous substances or waste, natural resources, the environment or occupational health and safety, including, without limitation, the Resource Conservation and Recovery Act (42 U.S.C. §6901, et seq., as amended), the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §9601, et seq., as amended), the Toxic Substance Act (15 U.S.C. §2601 et seq., as amended), the Clean Water Act (33 U.S.C. §466, et seq., as amended), the Clean Air Act (42 U.S.C. §7401, et seq., as amended) and federal and state environmental cleanup programs.

                                        (b)        BSA has obtained all requisite environmental permits relating to the Business and such permits are in full force and effect.  The environmental permits do not materially limit or affect the processes, methods, capacity or operating hours of the persons carrying on the Business as currently carried on.  No material capital expenditure is currently required by BSA in relation to environmental matters relating to the Business in order to comply with, extend, renew or obtain any environmental permit or comply with Environmental Laws.  To the Seller’s knowledge,  transfer of the BSA Shares and the transactions contemplated hereunder will not result in (i) the variation, limitation or revocation of any environmental permit or (ii) any environmental permit not being extended, renewed or granted.  To the Seller’s knowledge, none of the real properties on which BSA carries on the Business is contaminated, and no pollution or contamination has migrated to or otherwise affected any other property used in the Business.  All environmental audits and other assessments, reviews and reports relating solely to the Business in possession or control of the Seller or BSA have been disclosed to the Buyer.

                           2.25      Product Warranties; Liabilities.

                                        (a)         Except as set forth in Schedule 2.7, none of Seller, BSA or BSG has any outstanding material disputes concerning products or services of the Business with any customers.  None of Seller, BSA or BSG has any outstanding material disputes concerning goods or services provided by any supplier.

                                        (b)        The Seller has furnished the Buyer with the terms of sale containing the warranties or guarantees of products and services that are in effect in the conduct of the Business.  There are no pending or, to knowledge of the Seller, threatened claims against the Seller, BSA or BSG under any warranty or guaranty.

                           2.26      Bankruptcy.  BSAis not the subject of any procedure for its judicial receivership (“redressement judiciaire”) or any similar or equivalent procedure or liquidation (“liquidation judiciaire”), and no judicial administrator (“administrateur judiciaire”) or liquidator has been appointed in respect of it. Neither BSA nor the Seller has commenced negotiations with one or more of BSA’s creditors with a view to the general readjustment or rescheduling of its indebtedness, nor has it made a general assignment for the benefit of its creditors. No receiver or arbitrator (“conciliateur”) has been appointed in the context of amicable receivership (“reglement amiable” or “mandataire ad hoc”) proceedings in respect of BSA.

                           2.27      Insurance.  Schedule 2.27 sets forth all insurance policies maintained by BSA or BSG (including any self-insurance arrangements) and the type and amounts of coverage thereunder. All of such policies are in full force and effect and will be maintained until the Closing, none of BSA or BSG is delinquent with respect to any premium payments thereon, no written notice of cancellation has been received, and there is no existing default thereunder, and such insurance, together with the insurance maintained by Seller with respect to the Business, is of the type and in the amount customary for businesses such as the Business.

                           2.28      Books and Records.  The general ledgers and books of account of BSA and BSG, all federal, state, local and foreign income, franchise, property and other tax returns filed by BSA or BSG and all other books and records of BSA and BSG are complete and correct in all material respects and have been maintained in accordance with good business practice and in accordance with all applicable procedures required by laws and regulations.

             3.          Representations of the Buyer.

             The Buyer represents and warrants to the Seller as follows, except as set forth on the respective Schedules attached hereto:

                           3.1        Organization and Authority.  The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority (corporate and other) to own its properties and to carry on its business as now being conducted. The Buyer has full power to execute and deliver this Agreement and the other agreements contemplated hereby and to consummate the transactions contemplated hereby and thereby.

                           3.2        Authorization.  The execution and delivery of this Agreement by the Buyer, and the agreements provided for herein, and the consummation by the Buyer of all transactions contemplated hereby and thereby, have been duly authorized by all requisite corporate action.  This Agreement and all such other agreements and written obligations entered into and undertaken in connection with the transactions contemplated hereby to which the Buyer is a party constitute or will, when executed and delivered, constitute the valid and legally binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms. This Agreement has been, and each other agreement contemplated hereby to which the Buyer is a party will be, duly executed and delivered by the Buyer.

                           3.3        No Conflicts; Consents.  The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, result in any violation of, constitute a default (with or without notice or lapse of time, or both) under, or require the approval or consent of its shareholders or any other person or entity under, (i) the Certificate of Incorporation or By-laws of Buyer, (ii) any judgment, order, decree, statute, law, rule or regulation applicable to Buyer or its properties or assets, or (iii) any material agreement or instrument, permit, concession, franchise or license to which Buyer is a party or by which Buyer is bound.  The execution and delivery of this Agreement by Buyer, and the consummation by the Buyer of the transactions contemplated by this Agreement will not require any action by or in respect of, or consent or approval of, or filing with, any Governmental Entity, except as required except for such approvals or filings the failure of which to obtain will not, individually or in the aggregate, have a material adverse effect on Buyer’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.

                           3.4        Brokers.  The Buyer represents and warrants that it has not engaged any broker or finder or incurred any liability for brokerage fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.

             4.          Access to Information; Confidentiality; Public Announcements.

                           4.1        Access to Management, Properties and Records.  From the date of this Agreement until the Closing Date, the Seller shall afford the officers, attorneys, accountants and other authorized representatives of the Buyer access upon reasonable notice and during normal business hours to all management personnel, offices, properties, books and records (including without limitation Tax reports, returns and related materials) of BSA and of the Seller relating solely to the Business, so that the Buyer may have full opportunity to make such investigation as it shall desire to make of the management, business, properties and affairs of BSA and of the Seller relating solely to the Business.  The Seller shall furnish to the Buyer such financial and operating data and other information as to the Assets and the Business as the Buyer shall reasonably request.

                           4.2        Confidentiality.  All information which shall have been furnished by the Seller to the Buyer in connection with the transactions contemplated hereby or as provided pursuant to this Section 4 shall be subject to the terms of that confidentiality agreement between the Buyer and the Seller dated May 11, 2001 (the “Confidentiality Agreement”).  The Confidentiality Agreement shall continue in full force and effect until the Closing, at which time the obligations of the Buyer under the Confidentiality Agreement shall terminate but only in respect of that information furnished pursuant to this Agreement or the Confidentiality Agreement relating exclusively to the Assets and to the Business.

                           4.3        Public Announcements.  The parties agree that prior to the Closing Date, except as otherwise required by law, any and all public announcements concerning this Agreement and the purchase of the Business by the Buyer shall be subject to the approval of both parties, which approval shall not be unreasonably withheld.

             In the event that either party is required to issue a press release or make a public announcement or filing by law, it will notify the other party prior to the release of any such public announcement or filing and will provide to the other a copy of any such public announcement or filing.  Buyer acknowledges that Seller intends to make a public announcement upon the execution of this Agreement.

             5.          Pre-Closing Covenants of the Seller.

             The Seller covenants that from and after the date hereof and until the Closing Date:

                           5.1        Conduct of Business.  The Seller, BSA and BSG shall carry on the Business in the ordinary course and shall not make or institute any material changes in methods of manufacture, purchase, sale, shipment or delivery, lease, management, accounting, computation of Taxes or operation, except as agreed to in writing by the Buyer.  Each of the Seller, BSA and BSG shall (a) use commercially reasonable efforts to maintain, preserve and protect the Assets and the Business, and (b) comply in all material respects with all laws, ordinances, rules, regulations and orders applicable to the Business.

                           5.2        Absence of Material Changes.  Without the prior written consent of the Buyer, the Seller shall not, solely with respect to the Business, and BSA shall not, in any case:

                                        (a)         Acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business of any corporation, partnership, joint venture, association, or other business organization or division thereof;

                                        (b)        Make any election or give any consent under the Code or the Tax statutes of any state or other jurisdiction or make any termination, revocation or cancellation of any such election or any consent or compromise or settle any claim for past or present Tax due;

                                        (c)         Fail to operate the Business or to maintain its books, accounts and records with respect to the Business in the ordinary course of business consistent with past practices;

                                        (d)        Knowingly cause or permit to occur any of the events or occurrences described in Section 2.11; or

                                        (e)         Amend its or other governing documents;

                                        (f)         Authorize for issuance, issue, sell, pledge, or deliver (whether through the issuance or granting of additional options, warrants, commitments, subscriptions, rights to purchase, or otherwise) any stock of any class or any securities exercisable for the purchase of, or convertible into, shares of stock of any class (other than the issuance of (i) shares of its capital stock or options to purchase its capital stock pursuant to an existing option plan in the ordinary course of business, and (ii) shares of its capital stock pursuant to the exercise of rights outstanding on the date of this Agreement);

                                        (g)        Split, combine, or reclassify any shares of its capital stock (whether by merger, consolidation, reorganization or otherwise), declare, set aside, or pay any dividend or other distribution (whether in cash, stock, or property or any combination thereof) in respect of its capital stock, or redeem or otherwise acquire any shares of its capital stock or its other securities; or amend or alter any material term of any of its outstanding securities;

                                        (h)        Other than trade payables incurred and use of existing credit facilities in the ordinary course of business and consistent with past practice and other than intercompany indebtedness, create, incur or assume any indebtedness for borrowed money, or assume, guarantee, endorse, or otherwise agree to become liable or responsible for the obligations of any other person, or make any loans, advances or capital contributions to (other than reasonable travel advances for Business purposes), or investments in, any other person; or create, incur or assume any Encumbrance on any Asset;

                                        (i)          Except as set forth in Schedule 5.2, (i) increase in any manner the compensation of any of its directors, officers, employees, or consultants, or accelerate the payment of any such compensation, except anniversary date salary increases for employees in the ordinary course of business and in a manner consistent with past practices or as required by existing contractual commitments or applicable law; (ii) pay or accelerate or otherwise modify the payment, vesting exercisability, or other feature or requirement of any pension, retirement allowance, severance, change of control, stock option, or other employee benefit to any such director, officer, employee or consultant or (iii) except as required by existing contractual commitments or applicable laws, commit itself to any additional or increase pension, profit-sharing, bonus, incentive, deferred compensation, group insurance, severance, change of control, retirement or other benefit, plan, agreement, or arrangement, or to any employment or consulting agreement, with or for the benefit of any person, or amend any such plans or any of such agreements in existence on the date hereof (except any amendment required by law or that would not materially increase benefits under the relevant plan);

                                        (j)          Except in the ordinary course of business and consistent with past practice or pursuant to contractual obligations existing on the date hereof, sell, transfer, mortgage, or otherwise dispose of or encumber any Assets;

                                        (k)         Except as set forth in Schedule 2.11 with respect to the Zirconia suite, make or agree to make any capital expenditure or expenditures, except for capital expenditures of $ 10,000 or less individually and of $50,000 or less in the aggregate;

                                        (l)          Except in the ordinary course of business, enter into or terminate, or amend, extend, renew or otherwise modify in any material respect (including, but not limited to, by default or by failure to act) any joint ventures or any other agreements, protocols or work plans pursuant to agreements with third parties, commitments, or contracts (except agreements, commitments, or contracts expressly provided for or contemplated by this Agreement);

                                        (a)         Enter into any contract, plan, agreement, understanding, arrangement or obligation that restricts its, or after the consummation of the transactions contemplated hereunder would restrict BSA’s, BSG’s or the Buyer’s ability to conduct any line of business;

                                        (m)        Change in any material respect its general credit policy as to sales of inventories or collection of receivables or its inventory consignment practices;

                                        (n)        Remove or permit to be removed from any building, facility, or real property any material machinery, equipment, fixture, vehicle, or other personal property or parts thereof, except in the ordinary course of business consistent with past practice, other than any Excluded Asset;

                                        (o)        Alter or revise its accounting principles, procedures, methods, or practices in any material respect, except as required by applicable law or regulation or by a change in GAAP or it’s equivalent in France or Germany and concurred with by Seller’s, BSA’s or BSG’s independent public accountants;

                                        (p)        Institute, settle, or compromise any claims, action, suit, or proceeding pending or threatened by or against it involving amounts in excess of $50,000, at law or in equity or before any government body or any nongovernmental self-regulatory agency;

                                        (q)        Knowingly take any action, or knowingly fail to take any action that would render any representation, warranty, covenant, or agreement of Seller in this Agreement inaccurate or breached such that the conditions in Section 8.1 will not be satisfied as of the Closing Date; or

                                        (r)         Agree or consent, whether in writing or otherwise, to do any of the foregoing.

                           5.3        Taxes.  BSA or BSG shall, on a timely basis, prepare in compliance with all applicable regulations and file all Tax Returns for and pay any and all Taxes which shall become due on or prior to the Closing Date, provided that the Seller shall furnish the Buyer with a copy of any Tax Return of BSA or BSG at least 10 days prior to its filing date.

                           5.4        Communication with Customers and Suppliers.  The Seller, BSA and the Buyer will cooperate in communicating with suppliers and customers of the Business regarding the transfer of the Assets to the Buyer.

                           5.5        Compliance with Laws.  Except as set forth in Schedule 2.15, the Seller, BSA or BSG will comply with all laws and regulations which are applicable to either Seller’s ownership of the Assets or to the conduct of the Business and will perform and comply with all Contracts, commitments and obligations by which each are bound and which, in the case of the Seller, relate solely to the Business.

                           5.6        Continuing Obligation to Inform.  From time to time prior to the Closing, the Seller will deliver or cause to be delivered to the Buyer supplemental information concerning events subsequent to the date hereof which would render any statement, representation or warranty in this Agreement or any information contained in any Schedule inaccurate or incomplete in any material respect at any time after the date hereof until the Closing Date.

             6.          Reasonable Best Efforts to Obtain Satisfaction of Conditions.

             The Seller and the Buyer covenant and agree to use their reasonable best efforts and the Seller covenants to cause BSA to use its reasonable best efforts to obtain the satisfaction of the conditions to closing specified in this Agreement. In particular, the Seller shall, and shall cause BSA to, seek and use reasonable best efforts to obtain all consents and approvals set forth on Schedule 2.3.

             7.          Employment Matters.

                                        (a)         Prior to the Closing, but subject to the consummation of the transactions contemplated by this Agreement, Buyer shall offer employment to each of the Affected Employees, which employment shall become effective as of the day after the Closing Date.

                                        (b)        The initial salary and wage compensation payable to each Affected Employee by Buyer shall be, in the aggregate, substantially equivalent to that provided to such individual by Seller immediately prior to the Closing.

                                        (c)         Buyer shall provide the Affected Employees with employee benefits that are, in the aggregate, comparable to those benefits provided to similarly situated employees of Buyer (other than any such benefits consisting of or based on any equity securities).  Buyer shall provide credit for eligibility and vesting purposes for all Affected Employees’ period of service with Seller or its predecessors for purposes of any of Buyer’s employee benefit plans or programs provided to Affected Employees, including vacation and compensatory and fringe benefit plans and programs, but solely to the extent such prior service credit does not result in the duplication of benefits.

                                        (d)        Any individual who is employed under a written employment agreement that is being assumed by Buyer pursuant to Section 1.1(a)(iii) shall be deemed to be an Affected Employee for all purposes of this Agreement.

                                        (e)         Buyer agrees to pay and be obligated for any severance obligation or liability of Seller arising from or related to any Affected Employee who does not accept Buyer’s offer of employment.

                                        (f)         The representations, warranties, covenants and agreements contained in this Section 7 are for the sole benefit of the parties hereto, and the Affected Employees are not intended to be and shall not be construed as beneficiaries hereof.

             8.          Conditions to Obligations of the Buyer.

             The obligations of the Buyer under this Agreement are subject to the fulfillment, on or before the Closing Date, of the following conditions precedent, each of which may be waived in writing in the sole discretion of the Buyer:

                           8.1        Continued Truth of Representations and Warranties of the Seller; Compliance with Covenants and Obligations.  The representations and warranties of the Seller contained in this Agreement (including the Schedules hereto) shall be true  and correct in all respects on and as of the Closing Date as though such representations and warranties were made on and as of such date, except for any representation or warranty which speaks as of a specified date, in which case such representation or warranty shall be true in all respects as if made on such specified date, and except in any case for any inaccuracies of representations and warranties that individually and in the aggregate have not had, or would not have a Material Adverse Effect. The Seller and BSA shall have performed and complied in all material respects with all covenants, obligations, and agreements required by this Agreement to be performed or complied with by them prior to or at the Closing Date.

                           8.2        Corporate Proceedings.  All corporate and other proceedings required to be taken on the part of the Seller to authorize or carry out this Agreement and to convey, assign, transfer and deliver the Assets shall have been taken and shall be reasonably satisfactory to Buyer and its counsel.

                           8.3        Consents of Third Parties.  The Seller shall have received all requisite consents and approvals and shall have made all requisite notifications or filings set forth on Schedule 2.3 attached hereto, and copies thereof shall be delivered to the Buyer at or prior to the Closing.

                           8.4        Adverse Proceedings.  No injunction or order shall be in effect prohibiting consummation of the transactions contemplated hereby, and no action or proceeding by or before any court or other governmental body shall have been instituted or threatened by any governmental body or person whatsoever which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement. No federal, state, local or foreign statute, rule or regulation shall have been enacted the effect of which would be to prohibit, restrict, impair or delay the consummation of the transactions contemplated hereby.

                           8.5        Update.  The Seller shall have provided the Buyer with a true, correct and complete list and amount, as of the Interim Date, of the Accounts Receivable of BSA, including an aging thereof, the Fixed Assets and the Inventory.

                           8.6        Closing Deliveries.  The Buyer shall have received at or prior to the Closing each of the following documents:

                                        (a)         a bill of sale substantially in the form attached hereto as Exhibit C;

                                        (b)        such instruments of conveyance, assignment and transfer, in form and substance reasonably satisfactory to the Buyer, as the Buyer shall reasonably request, including without limitation patent, trademark and copyright assignments;

                                        (c)         such certificates of the Seller’s officers and such other documents evidencing satisfaction of the conditions specified in this Section 8 as the Buyer shall reasonably request;

                                        (d)        a certificate of the Secretary of the Seller attesting to the incumbency of the Seller’s officers and the authenticity of the resolutions authorizing the transactions contemplated by the Agreement;

                                        (e)         cross receipt executed by the Buyer and the Seller;

                                        (f)         opinions of counsel to the Seller and BSA in form reasonably acceptable to Buyer and its counsel;

                                        (g)        a certified copy of the share transfer register (“registre des mouvement de titres”) and of the shareholders accounts (“comptes d’actionnaires”) evidencing that at Closing the Seller is the sole owner of all of the BSA Shares;

                                        (h)        a share transfer form (“ordre de mouvement de titres”) relating to the BSA Shares duly executed by the Seller in favor of the Buyer;

                                        (i)          resignations of the officers and directors of BSA and BSG;

                                        (j)          copies of the by-laws and “extrait K-bis” of BSA dated no earlier than 8 days before the date of the Closing, certified by the Seller as true, correct and complete;

                                        (k)         a certified copy of the minutes (reproduced on the official register) of the meeting of the Board of Directors of BSA approving (i) the transfer of the BSA Shares and (ii) the Buyer as a new shareholder of BSA;

                                        (l)          a bill of sale substantially in the form attached hereto as Exhibit E; and

                                        (m)        such other documents, instruments or certificates as the Buyer may reasonably request.

                           8.7        Closing Balance Sheet.  The Buyer shall have received the Closing Balance Sheet certified by the Seller’s Vice President – Finance.

                           8.8        Collaboration Agreement.  The parties shall have entered into a collaboration agreement covering the joint development during the six-month period following the Closing, of a series of proteomics products targeting the benchtop biologist.

                           8.9        Opinion of Works Council.  An opinion of the works council (“comité d’ enterprise”) of BSA, as described in Schedule 2.3 of the Disclosure Schedule, shall have been delivered to BSA.

                           8.10      Governmental Approvals.  All governmental agencies, departments, bureaus, commissions and similar bodies, with which a filing or notification must be made or given or whose consent, authorization or approval is necessary under any applicable law, rule, order or regulation for the consummation by the Seller of the transactions contemplated by this Agreement shall have consented to, authorized, permitted or approved such transactions, and such consents, authorizations, approvals, filings or notifications shall be reasonably satisfactory to the Buyer and its counsel, and copies thereof shall be delivered to the Buyer at or prior to the Closing.

             9.          Conditions to Obligations of the Seller.

             The obligations of the Seller under this Agreement are subject to the fulfillment, on or before the Closing Date, of the following conditions precedent, each of which may be waived in writing at the sole discretion of the Seller:

                           9.1        Continued Truth of Representations and Warranties of the Buyer; Compliance with Covenants and Obligations.  The representations and warranties of the Buyer contained in this Agreement (including the Schedules hereto) shall be true in all respects on and as of the Closing Date as though such representations and warranties were made on and as of such date, except for any representation or warranty which speaks as of a specified date, in which case such representation or warranty shall be true in all respects as if made on such specified date, and except in any case for any inaccuracies of representations and warranties that individually and in the aggregate have not had or would not have a Material Adverse Effect. The Buyer shall have performed and complied in all material respects with all covenants, obligations, and agreements required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

                           9.2        Corporate Proceedings.  All corporate and other proceedings required to be taken on the part of the Buyer to authorize or carry out this Agreement shall have been taken and shall be reasonably satisfactory to Seller and its counsel.

                           9.3        Consents of Third Parties.  The Buyer shall have received all requisite consents and approvals and shall have made all requisite notifications or filings set forth on Schedule 3.2 and copies thereof shall be delivered to the Seller at or prior to the Closing.

                           9.4        Adverse Proceedings.  No injunction or order shall be in effect prohibiting consummation of the transactions contemplated hereby, and no action or proceeding by or before any court or other governmental body shall have been instituted or threatened by any governmental body or person whatsoever which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which might affect the right of the Seller to transfer the Assets. No federal, state, local or foreign statute, rule or regulation shall have been enacted the effect of which would be to prohibit, restrict, impair or delay the consummation of the transactions contemplated hereby.

                           9.5        Closing Deliveries.  The Seller shall have received at or prior to the Closing each of the following documents:

                                        (a)         such certificates of the Buyer’s officers and such other documents evidencing satisfaction of the conditions specified in this Section 9 as the Seller shall reasonably request;

                                        (b)        a certificate of the Secretary of the Buyer attesting to the incumbency of the Buyer’s officers and the authenticity of the resolutions authorizing the transactions contemplated by this Agreement;

                                        (c)         Instrument of Assumption of Liabilities executed by the Buyer;

                                        (d)        payment of the Purchase Price, as adjusted in accordance with the terms of this Agreement;

                                        (e)         cross receipt executed by the Buyer and the Seller;

                                        (f)         an opinion of counsel to the Buyer in form reasonably acceptable to Seller and its counsel; and

                                        (g)        such other documents, instruments or certificates as the Seller may reasonably request.

                           9.6        Collaboration Agreement.  The parties shall have entered into a collaboration agreement covering the joint development during the six-month period following the Closing, of a series of proteomies products targeting the benchtop biologist.

                           9.7        Opinion of Works Council.  An opinion of the works council (“comité d’ enterprise”)of BSA, as described in Schedule 2.3 of the Disclosure Schedule, shall have been delivered to BSA.

                           9.8        Governmental Approvals.  All governmental agencies, departments, bureaus, commissions and similar bodies, with which a filing or notification must be made or given or whose consent, authorization or approval is necessary under any applicable law, rule, order or regulation for the consummation by the Buyer of the transactions contemplated by this Agreement shall have consented to, authorized, permitted or approved such transactions, and such consents, authorizations, approvals, filings or notifications shall be reasonably satisfactory to the Seller and its counsel, and copies thereof shall be delivered to the Seller at or prior to the Closing.

             10.        Termination of Representations and Warranties.  All representations and warranties made by the parties herein, in the Schedules hereto or in any instrument or document furnished pursuant to this Agreement shall survive the Closing in accordance with Section 14 below. All covenants made by the parties herein, in the Schedules hereto or in any instrument or document furnished pursuant to this Agreement shall survive the Closing.

             11.        Post-Closing Agreements.

                           11.1      Proprietary Information.  The Seller agrees that from and after the Closing Date the Seller shall hold in confidence, and shall cause its officers, directors and personnel to hold in confidence, all knowledge and information of a secret or confidential nature with respect to the Business and shall not disclose, publish or make use of the same without the consent of the Buyer, except to the extent that such information shall have become public knowledge other than by breach of this Agreement by the Seller.

             The Seller agrees that the remedy at law for any breach of this Section 11 would be inadequate and that the Buyer shall be entitled to seek injunctive relief in addition to any other remedy it may have upon breach of any provision of this Section 11.

                           11.2      No Solicitation or Hiring of Former Employees.  Except with respect to employees of Buyer, BSA or BSG who, following the Closing, may be terminated by Buyer, BSA or BSG for a period of two years after the Closing Date, the Seller shall not solicit any person who was an employee of either the Seller (solely with respect to the Business), BSA or BSG on the date hereof or on the Closing Date to terminate his or her employment with the Buyer, BSA or BSG or any of their affiliates or to become an employee of either the Seller or any of its affiliates.

                           11.3      Non-Competition Agreement.

                                        (a)         For a period of three years after the Closing Date, neither the Seller nor any affiliate thereof shall, directly or indirectly, as owner, partner, joint venturer, stockholder, or in any capacity whatsoever engage in, become financially interested in, render any consultation or business advice with respect to, or have any connection with any business involving process scale chromatographic purification of proteins, in the United States or any other country in which the Seller or any affiliate thereof conducted such business during the two years prior to the Closing Date. Notwithstanding the foregoing, Buyer acknowledges that Seller and its affiliates are engaged worldwide in the provision of raw materials for process scale production of proteins and agrees that, in relation to such activities, Seller and its affiliates may engage in relationships with vendors of materials useful for process scale chromatographic purification of proteins, including but not limited to Buyer, and that such activities shall not constitute a violation of the foregoing non-competition provision. In addition, Buyer acknowledges and agrees that, in furtherance of the business of the Seller and its affiliates to sell raw materials for process scale production of proteins, Seller and its affiliates may make recommendations to their customers relative to materials for process scale chromatographic purification of proteins, and that such activities shall not constitute a violation of the foregoing non-competition provision.  Further, Buyer recognizes that an affiliate of Seller based in New Zealand makes and sells directly and through Seller and its other affiliates certain chromatographic materials for process scale chromatography of proteins, generally for customer applications different than those addressed by the Business.  The continuation, growth and diversification of such business by Seller and its affiliates shall not constitute a breach of the foregoing non-competition provision, provided that neither Seller nor any of its affiliates shall employ in such business any intellectual property purchased hereunder by Buyer and shall not through this New Zealand affiliate or otherwise make, sell or distribute chromatographic materials for process scale chromatography of proteins for customer applications directly equivalent to those addressed by the Business without the prior written consent of Buyer.

                                        (b)        The Seller hereby waives, to the extent permitted by law, any and all right to contest the validity of this Section 11.3 on the ground of the breadth of its geographic or product and service coverage or length of term.  The Seller agrees that damages are an inadequate remedy for any breach of this provision and that the Buyer shall, whether or not it is pursuing any potential remedies at law, be entitled to seek equitable relief in the form of preliminary and permanent injunctions upon any breach of this non-competition provision.

                           11.4      Use of Name.  Following the Closing Date, the Seller agrees not to use, and to cause its affiliates not to use, the name “BioSepra” or any derivation thereof or any name which is confusingly similar thereto or any other tradenames or trademarks of Seller used solely in the Business in connection with any business whatsoever; provided, however, that Seller shall be entitled to use such names following the Closing Date solely to the extent that the names appear on business and financial reports and catalogs of the Seller printed prior to the Closing Date.  Notwithstanding the foregoing, following the Closing Date, Seller shall not initiate any new business relationships of any form under such names.

                           11.5      Cooperation in Litigation.  Each party hereto will cooperate with the other in the defense or prosecution of any litigation or proceeding already instituted or which may be instituted hereafter against or by such party relating to or arising out of the conduct of the Business prior to or after the Closing Date (other than litigation arising out of the transactions contemplated by this Agreement). The party requesting such cooperation shall pay the out-of- pocket expenses (including reasonable legal fees and disbursements) of the party providing such cooperation and of its officers, directors, employees and agents reasonably incurred in connection with providing such cooperation, but shall not be responsible to reimburse the party providing such cooperation for such party’s time spent in such cooperation or the salaries or costs of fringe benefits or similar expenses paid by the party providing such cooperation to its officers, directors, employees and agents while assisting in the defense or prosecution of any such litigation or proceeding.

                           11.6      Access to Books and Records.  The Seller shall have the right for a period of six years following the Closing Date to have reasonable access, upon prior written notice, to such books, records and accounts, including financial and tax information, correspondence, production records, employment records and other records that are transferred to the Buyer pursuant to the terms of this Agreement. The Buyer shall not destroy any such books, records or accounts retained by it without first providing the Seller with the opportunity to obtain or copy such books, records or accounts.

                           11.7      Intangible Property Cooperation.  The Seller covenants and agrees that, at the request of the Buyer, the Seller will communicate to the Buyer all information known to the Seller relating to the Intangible Property transferred hereby, and that, at the expense of the Buyer, the Seller will execute and deliver any papers, make all rightful oaths, testify in any legal proceedings and perform all other lawful acts reasonably deemed necessary by the Buyer to obtain, register, patent, perfect title, enforce or defend such Intangible Property or to assist the Buyer in defending against claims related to such Intangible Property in the United States and worldwide.

                           11.8      Beckman Obligations.  Buyer acknowledges that Seller is obligated to make available to Beckman Instruments, Inc. (“Beckman”) certain products, as set forth in Exhibit D hereto.  Buyer covenants and agrees from and after the Closing Date to make available to Beckman, on the terms set forth in Exhibit D, such quantities of the Products (as such term is defined in such Exhibit) as may be requested by Beckman from time to time following the Closing.

             12.        Termination of Agreement.

                           12.1      Termination by Lapse of Time.  This Agreement may be terminated by either the Buyer or the Seller, if the transactions contemplated hereby have not been consummated within 60 days of the date hereof, unless such date is extended by the written consent of the parties hereto (provided that the right to terminate this Agreement under this Section 12.1 shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the conditions precedent to the transactions contemplated by this Agreement to occur on or before such date and such failure constitutes a breach of this Agreement).

                           12.2      Termination by Agreement of the Parties.  This Agreement may be terminated by the mutual written agreement of the parties hereto.

                           12.3      Termination by Buyer or Seller By Reason of Breach.  This Agreement may be terminated by the Seller, if at any time prior to the Closing there shall occur a material breach of any of the representations, warranties or covenants of the Buyer or the failure by the Buyer to perform any material condition or obligation hereunder, and may be terminated by the Buyer, if at any time prior to the Closing there shall occur a material breach of any of the representations, warranties or covenants of the Seller or the failure of the Seller to perform any material condition or obligation hereunder; provided that in either case the party alleged to be in material breach shall have received written notice of such material breach or material nonperformance and such material breach or material non-performance has remained uncured for a period of ten (10) days after such notice has been received.

                           12.4      Effect of Termination.  In the event of termination of this Agreement as provided herein, this Agreement shall immediately become void and there shall be no liability or obligation on the part of either the Seller or the Buyer, or their subsidiaries and their respective officers, directors, stockholders or affiliates, except to the extent that such termination results from the willful breach by a party of any of its representations, warranties or covenants set forth in this Agreement; provided that the provisions of Section 4.3 and Section 13 of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

             13.        Fees and Expenses.

                                        (a)         Except as set forth in this Section 13, the Buyer and the Seller shall each pay their own expenses in connection with this Agreement and the transactions contemplated hereby.

                                        (b)        The Buyer shall pay all expenses related to the relocation after Closing of the Inventory transferred to Buyer under this Agreement.

             14.        Indemnification.

                           14.1      Survival of Representations and Warranties.  All of the representations and warranties contained in this Agreement shall survive the Closing hereunder and continue in full force and effect for a period of twelve (12) months thereafter, provided, however, that (i) that the representations and warranties relating to Taxes and compliance with Environmental Laws shall survive and remain in full force and effect for the period equal to the statute of limitations relating thereto in the applicable jurisdiction; and (ii) the representations and warranties set forth in Sections 2.2 and 2.4 (insofar as they relate to the ownership of the BSA Shares, the BSG Shares and the Assets), 2.22, 3.2 and 3.4 shall survive and remain in full force and effect without any limitation; and provided, further, that any representation or warranty with respect to which a bona fide written claim shall have been made or an action at law or in equity shall have commenced before such date, shall survive (but only with respect to, and to the extent of, such claim) until the final resolution of such claim or action, including all applicable periods for appeal.

                           14.2      Indemnification Provisions for Benefit of Buyer.  In the event Seller breaches (or in the event any third party alleges facts that, if true, would mean Seller has breached) any of its representations, warranties and covenants contained herein, and Buyer makes a written claim for indemnification against Seller within the applicable survival period, then Seller agrees to indemnify Buyer and its affiliates and their respective officers, directors and stockholders (each, a “Buyer Indemnified Party”) from and against the entirety of any Adverse Consequences (as hereinafter defined) they may suffer through and after the date of the claim for indemnification (including any after the end of any applicable survival period) resulting from, arising out of, or relating to the breach (or the alleged breach); provided, however, that Seller shall not have any obligation to indemnify any Buyer Indemnified Party from and against any Adverse Consequences resulting from, arising out of, or relating to the breach (or alleged breach) of any representation or warranty of Seller until the Buyer Indemnified Parties have, in the aggregate, suffered Adverse Consequences by reason of all such breaches (or alleged breaches) in excess of a $150,000 (the “Basket Amount”) aggregate threshold (at which point Seller will be obligated to indemnify the Buyer Indemnified Parties from and against all Adverse Consequences in excess of the threshold amount) and provided further that Seller’s maximum liability arising out of the transactions contemplated by this Agreement shall not exceed the Purchase Price (the “Seller’s Liability Limitation”), except for fraud.  “Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement (with the approval of the other party if required pursuant to the provisions of this Section 14), liabilities, obligations, Taxes, liens, losses, expenses and fees, including court costs and reasonable attorneys’ fees and expenses incurred in investigation or defense of any of the same or asserting its rights hereunder.  Notwithstanding anything to the contrary in the foregoing, solely for purposes of determining whether a Buyer Indemnified Party has suffered Adverse Consequences resulting from a breach of the representation and warranty of Seller contained in Section 2.15 hereof, such representation and warranty shall be deemed to be made without any materiality qualifiers.

                                        (a)         Seller agrees to indemnify the Buyer Indemnified Parties from and against the entirety of any Adverse Consequences they may suffer resulting from, arising out of, or relating to, any liability of Seller which is not an Assumed Liability.

                           14.3      Indemnification Provisions for Benefit of Seller.  In the event Buyer breaches (or in the event any third party alleges facts that, if true, would mean Buyer has breached) any of its representations, warranties and covenants contained herein, and Seller makes a written claim for indemnification against Buyer within the applicable survival period, then Buyer agrees to indemnify Seller and its affiliates and their respective officers, directors and stockholders (each, a “Seller Indemnified Party”) from and against the entirety of any Adverse Consequences they may suffer through and after the date of the claim for indemnification (including any Adverse Consequences after the end of any applicable survival period) resulting from, arising out of, or relating to the breach (or the alleged breach); provided, however, that Buyer shall not have any obligation to indemnify any Seller Indemnified Party from and against any Adverse Consequences resulting from, arising out of, or relating to the breach (or alleged breach) of any representation or warranty of Buyer until the Seller Indemnified Parties have, in the aggregate, suffered Adverse Consequences by reason of all such breaches (or alleged breaches) in excess of the Basket Amount (at which point Buyer will be obligated to indemnify the Seller Indemnified Parties from and against all Adverse Consequences in excess of the Basket Amount), and provided further that Buyer’s maximum liability arising out of the transactions contemplated by this Agreement shall not exceed the Purchase Price, except for fraud.

                                        (a)         Buyer agrees to indemnify the Seller Indemnified Parties from and against the entirety of any Adverse Consequences they may suffer resulting from, arising out of, or relating to any Assumed Liability.

                           14.4      Matters Involving Third Parties.  If any third party shall notify any Buyer Indemnified Party or any Seller Indemnified Party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against any other party (the “Indemnifying Party”) under this Section 14, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

                                        (a)         Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of or relating to the Third Party Claim, and (ii) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

                                        (b)        So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 14.4(b) above, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld, delayed or conditioned unreasonably) provided that the Indemnifying Party shall not be required to consent to any judgment or settlement unless it shall provide for a full release of such Indemnifying Party without liability or obligation, and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld, delayed or conditioned unreasonably), provided that the Indemnified Party shall not be required to consent to any judgment or settlement unless it shall provide for a full release of such Indemnified Party without liability or obligation.

                                        (c)         In the event any of the conditions in Section 14.4(b) above is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, the Third Party Claim, and (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses).

                           14.5      Adjustments to Indemnification Payments.  Any payment made by one party to another party pursuant to this Section 14 in respect of any claim shall be net of (i) any tax benefit realized by such party as a result of such party’s deduction of such payment for federal and/or state income tax purposes, and (ii) any insurance proceeds realized by and paid to the Indemnified Party in respect of such claim.

                           14.6      Mitigation of Loss.  The party entitled to indemnification shall take all commercially reasonable steps to mitigate all Adverse Consequences upon and after becoming aware of any event that would be reasonably likely to give rise to any Adverse Consequences that are indemnifiable hereunder.

                           14.7      Remedies.  Other than for claims of fraud, and any right to specific performance or injunctive relief which may exist under Section 4.2 and Section 11, the right of each party to seek indemnification from the other party pursuant to Section 14 shall be the sole and exclusive right of each party against the other party for any breach of any representation, warranty or covenant contained herein.

                                        (a)         No party shall be liable to the other party for indemnification pursuant to Section 14 or otherwise for breach of a representation or warranty which breach (or the facts giving rise to such breach) was known by or disclosed in writing to the other party at or prior to the Closing Date.

             15.        Transfer and Sales Tax.

             Each of the Seller, BSA and the Buyer, as the case may be, shall be responsible for and shall pay (a) all sales, use and transfer Taxes, and (b) all governmental charges, if any, upon the sale or transfer of any of the Assets hereunder, in each case, to the extent such party is required by local law or custom to pay such Taxes or charges.  In furtherance of the foregoing, and not by way of limitation thereof, Buyer shall pay any transfer Taxes under French law relating to or arising out of the Buyer’s purchase of the BSA Shares within one (1) month of the Closing Date. If the Buyer or the Seller, as the case may be, shall fail to pay such amounts on a timely basis, the other party may pay such amounts to the appropriate governmental authority or authorities, and the Buyer or the Seller, as the case may be, shall promptly reimburse such other party for any amounts so paid.

             16.        Notices.

             Any notices or other communications required or permitted hereunder shall be sufficiently given if delivered personally or sent by federal express or comparable courier service, registered or certified mail, postage prepaid, addressed as follows or to such other address of which the parties may have given notice:

To the Seller	Invitrogen Corporation
1600 Faraday Avenue
Carlsbad, California 92008
Attn: General Counsel

With a copy to:	Fulbright & Jaworski L.L.P.
666 Fifth Avenue
New York, New York 10103
Attn: Mara H. Rogers, Esq.

To the Buyer:	Ciphergen Biosystems, Inc.
6611 Dumbarton Circle
Fremont, California 94555
Attn: Matthew Hogan

With copies to:	Wilson Sonsini Goodrich & Rosati
650 Page Mill Road
Palo Alto, California 94304
Attn: Michael O’ Donnell, Esq.

             Unless otherwise specified herein, such notices or other communications shall be deemed received (a) on the date delivered, if delivered personally; (b) five business days after being sent, if sent by registered or certified mail or (c) two business days after being sent by federal express or comparable courier service.

             17.        Successors and Assigns.

             This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Buyer and the Seller may not assign their respective obligations hereunder without the prior written consent of the other party; provided, however, that the Buyer may assign this Agreement, and its rights and obligations hereunder, to a subsidiary or affiliate of Buyer. Any assignment in contravention of this provision shall be void. No assignment shall release the Buyer from any obligation or liability under this Agreement.

             18.        Entire Agreement; Amendments; Attachments.

                                        (a)         This Agreement, all Schedules and Exhibits hereto, and all agreements and instruments to be delivered by the parties pursuant hereto represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersede all prior oral and written and all contemporaneous oral negotiations, commitments and understandings between such parties. The Buyer and the Seller may amend or modify this Agreement, in such manner as may be agreed upon, by a written instrument executed by the Buyer and the Seller.

                                        (b)        The Exhibits and Schedules attached hereto or to be attached hereafter are hereby incorporated as integral parts of this Agreement.

             19.        Governing Law.

             This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of laws principles thereof.

             20.        Section Heading.

             The section headings are for the convenience of the parties and in no way alter, modify, amend, limit, or restrict the contractual obligations of the parties.

             21.        Severability.

             The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

             22.        Counterparts.

             This Agreement may be executed in two counterparts, each of which shall be deemed to be an original, but both of which shall be one and the same document.

             23.        No Third Party Beneficiaries.

             Except as set forth in Section 14, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person other than the parties hereto and their successors or assigns any rights or remedies under or by reason of this Agreement.

             24.        Translations.

             Solely as a courtesy to Buyer, Seller has provided Buyer with and will continue to provide Buyer with (in accordance with Section 4.1) English translations which are in Seller’s possession (the “Translations”) of certain French language Contracts and other documents relating to the Business (the “French Documents”).  The parties hereby agree that (i) Seller makes no representation, warranty or covenant regarding the accuracy, completeness or truthfulness of the Translations, (ii) Buyer has had the opportunity to review the French language versions of the French Documents in their entirety and to have the French Documents translated on its behalf and has not relied on the Translations in making its decision to enter into this Agreement, (iii) a reference to any of the French Documents, whether in this Agreement, the Exhibits or Schedules hereto or any of the other agreements contemplated hereby, shall be deemed a reference to the French language version of such French Document and not to the Translation thereof and (iv) in any dispute between the parties relating to any French Document (whether such dispute is an Adverse Consequence or not), the French language version of such French Document, and not the Translation or any other translation thereof, shall control.

             IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of and on the date first above written.

CIPHERGEN BIOSYSTEMS, INC.

By:	/s/ William E. Rich

Name:	William E. Rich

Title:	President & CEO

INVITROGEN CORPORATION

By:	/s/ John D. Thompson

Name:	John D. Thompson

Title:	Vice President, Corporate Development